Exhibit 3.115

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 07/16/2002 020453313 — 3547724
CERTIFICATE OF FORMATION
OF
INTERNATIONAL TIMESHARES MARKETING, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is International Timeshares Marketing, LLC.
     SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle.
Executed on July 15, 2002.

/s/ Mark R. Williams
Mark R. Williams, Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 12/31/2002 020811723 — 3547724
CERTIFICATE OF MERGER
OF
INTERNATIONAL TIMESHARES, INC.
(a Florida corporation)
AND
INTERNATIONAL TIMESHARES MARKETING, LLC
(a Delaware limited liability company)
     Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.
     1. The name of the surviving limited liability company is International Timeshares Marketing, LLC, a Delaware limited liability company.
     2. The name of the corporation being merged into this surviving limited liability company is International Timeshares, Inc. The jurisdiction in which this corporation was formed is Florida.
     3. The Agreement and Plan of Merger has been approved and executed by both the corporation and limited liability company.
     4. The name of the surviving limited liability company is International Timeshares Marketing, LLC.
     5. The executed Agreement and Plan of Merger is on file at 3865 West Cheyenne Avenue, Building #5, North Las Vegas, Nevada 89032, the principal place of business of the surviving limited liability company.
     6. A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the limited liability company or any person holding an interest in any other business entity which is to merge or consolidate.
(signature page follows)

     IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed by an authorized person, this 31st day of December, 2002.

INTERNATIONAL TIMESHARES MARKETING, LLC
By:	SUNTERRA DEVELOPER AND SALES HOLDING COMPANY, a Delaware corporation, its sole manager and member

By:	/s/ James F. Anderson
	Name:	James F. Anderson
	Title:	Vice President

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION
OF
INTERNATIONAL TIMESHARES MARKETING, LLC
     INTERNATIONAL TIMESHARES MARKETING, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:
     1. The name of the limited liability company is: INTERNATIONAL TIMESHARES MARKETING, LLC.
     2. The Certificate of Formation of the domestic limited liability company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:
National Registered Agents, Inc.
9 East Loockerman Street, Suite 1B
Dover, Delaware 19901
County of Kent
Executed on: January 15, 2004.

/s/ Paul J. Hagan
Paul J. Hagan, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 12:09 PM 01/23/2004 FILED 11:48 AM 01/23/2004 SRV 040049582 — 3547724 FILE